Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS SECOND QUARTER 2018 RESULTS
Rent-A-Center posts positive consolidated same store sales of 3.7 percent, strong earnings and higher cash flow from operations
__________________________________________________________
Plano, Texas, July 30, 2018 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII) today announced results for the quarter ended June 30, 2018.
"We are extremely pleased with both the top and bottom line performances for the second quarter, across all operating segments. Positive consolidated same store sales of 3.7 percent improved sequentially in each month within the quarter and across all operating segments. This was driven by sequential customer growth in the Core, and strong demand in Acceptance NOW primarily due to the value proposition enhancements. In addition, the Company's cost savings initiatives continue to outperform our internal goals, further strengthening the EBITDA performance," stated Mitch Fadel, Chief Executive Officer of Rent-A-Center.
Mr. Fadel continued, "Finally, the announced transaction with Vintage Capital Management, which reflects a sizable premium, was made possible by the significant progress made to materially improve performance."
Acquisition Update
On June 17, 2018, Rent-A-Center entered into a merger agreement (the "Vintage Merger Agreement") with Vintage Rodeo Parent, LLC ("Vintage"), an affiliate of Vintage Capital Management, LLC, pursuant to which Vintage will, when the proposed merger is completed, acquire all of the outstanding shares of Rent-A-Center common stock for $15.00 per share in cash (collectively, the "Vintage Merger"). The Vintage Merger, which is not subject to a financing condition, is expected to close by the end of 2018, subject to customary closing conditions, including the receipt of stockholder and regulatory approvals. Upon completion of the Vintage Merger, Rent-A-Center will become a wholly owned subsidiary of Vintage and Rent-A-Center's shares of common stock will be delisted from NASDAQ and deregistered.
Strategic Plan
The Company's strategic plan focuses on several improvement areas including a cost savings plan, a more targeted value proposition and a robust franchising program. The Company continues to make significant progress to strengthen its financial profile and improve results. The cost savings initiatives are significantly ahead of the original schedule and are expected to generate over $100 million in annual run-rate savings, with approximately $70 million expected to be realized in 2018. During the second quarter, the Company implemented substantially all the remaining cost saving initiatives as previously outlined.
Consolidated Overview
Explanations of performance are excluding special items and compared to the second quarter of last year unless otherwise noted.
On a consolidated basis, total revenues of $655.7 million declined by 3.2 percent primarily due to closures of certain Core U.S. and Acceptance NOW locations, partially offset by a consolidated same store sales increase of 3.7 percent. Net profit and diluted profit per share, on a GAAP basis, were $13.8 million and $0.25 compared to net loss and diluted loss per share of $8.9 million and $0.17 in the second quarter of last year.
Special items of $16.5 million include charges primarily driven by the cost savings initiatives and the strategic alternatives review process that our Board began last October.
Excluding special items, the Company’s diluted profit per share was $0.47 and the Company generated $61.1 million in adjusted EBITDA in the second quarter compared to a loss per diluted share of $0.01 and adjusted EBITDA of $28.9 million in the second quarter of last year. Adjusted EBITDA as a percent of revenue increased 500 basis points versus the second quarter of last year.
For the six months ended June 30, 2018, the Company generated $142.9 million of cash from operations, ending the second quarter with $116.8 million of cash and cash equivalents, and reduced its outstanding debt balance by $98.2 million. Subsequent to quarter end, the term loan was repaid in full as of July 25, 2018.

Segment Operating Performance
CORE U.S. second quarter revenues of $455.7 million decreased 0.3 percent due to the rationalization of the Core U.S. store base offset by a same store sales increase of 3.5 percent. Gross profit as a percent of total revenue versus prior year increased 180 basis points primarily due to the intercompany book value adjustment on returned Acceptance NOW products and the value proposition enhancements. Labor and other store expenses decreased by $5.8 million and $6.8 million, respectively, driven by lower store count and non-recurring insurance and vehicle sale benefits of approximately $8.0 million. Adjusted EBITDA was $61.2 million and increased 470 basis points versus prior year.
ACCEPTANCE NOW second quarter revenues of $179.0 million decreased 12.0 percent primarily due to closures of the Company's Conn’s and HHGregg locations partially offset by a same store sales increase of 3.7 percent. Gross profit as a percent of total revenue versus prior year decreased 300 basis points primarily due to the intercompany book value adjustment on returned Acceptance NOW products and the value proposition enhancements. Labor, as a percent of store revenue, improved 290 basis points versus the prior year driven by the closure of collection centers. Other store expenses, as a percent of store revenue, improved 470 basis points versus prior year driven by lower skip/stolen losses which decreased 170 basis points. Adjusted EBITDA was $29.7 million and increased 400 basis points versus prior year.
MEXICO second quarter revenues increased 6.7 percent on a constant currency basis. Gross profit as a percent of total revenue versus prior year decreased 30 basis points driven by lower rental sales gross margin and merchandise sales gross margin. Other store expense improved 540 basis points versus prior year driven by lower skip/stolen losses. Adjusted EBITDA was $1.1 million and increased 380 basis points versus prior year.
FRANCHISING second quarter revenues of $8.7 million increased primarily due to a recent accounting standard change for franchise advertising fees and an increase in merchandise sales driven by higher store count. Adjusted EBITDA was $2.0 million and increased 90 basis points versus prior year.
CORPORATE second quarter operating expenses decreased $5.1 million compared to the prior year primarily due to the realization of cost savings. Excluding the impact of higher expected incentive compensation, operating expenses decreased $7.1 million compared to prior year.
SAME STORE SALES
(Unaudited)

Table 1
Period	Core U.S.	Acceptance Now	Mexico	Total
Three Months Ended June 30, 2018 (1)	3.5%	3.7%	7.1%	3.7%
Three Months Ended March 31, 2018 (1)	0.3%	3.3%	0.7%	0.8%
Three Months Ended June 30, 2017	(10.2)%	6.7%	(6.9)%	(7.4)%
Note : Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 24th full month following account transfer.
(1) Given the severity of the 2017 hurricanes, the Company instituted a change to the same store sales store selection starting in the month of September 2017, excluding geographically impacted regions for 18 months.
2018 Selected Guidance
The Company is not providing guidance due to the pending Vintage Merger.

Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Table 2 below, which primarily excludes financial impacts in the second quarter of 2018 related to cost savings initiatives, including reductions in overhead and supply chain, incremental legal and advisory fees associated with our previously announced strategic alternatives review process, store closures, and a favorable contract termination settlement. Gains or charges related to store closures will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results. This press release also refers to the non-GAAP measure adjusted EBITDA (earnings before interest, taxes, depreciation and amortization).

Reconciliation to the most comparable GAAP measures are provided in Table 3, below. The Company believes that presentation of adjusted EBITDA is useful to investors, as among other things, this information impacts certain financial covenants under the Company's senior credit facilities and the indentures governing its 6.625% senior unsecured notes due November 2020 and its 4.75% senior unsecured notes due May 2021. While management believes these non-GAAP financial measures are useful in evaluating the Company, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.
Reconciliation of net earnings (loss) to net earnings (loss) excluding special items:

Table 2	Three Months Ended June 30,
	2018		2017
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share
Net earnings (loss)	$13,753	$0.25	$(8,893)	$(0.17)
Special items, net of taxes:
Other charges (1)	10,830	0.20	7,105	0.14
Debt refinancing charges	—	—	1,239	0.02
Discrete income tax items	972	0.02	(47)	—
Net earnings (loss) excluding special items	$25,555	$0.47	$(596)	$(0.01)
(1) Other charges for the three months ended June 30, 2018 primarily includes financial impacts, net of tax, related to cost savings initiatives, including reductions in overhead and supply chain, incremental legal and advisory fees, store closures, and a favorable contract termination settlement. Other charges for the three months ended June 30, 2017 primarily includes closure of Acceptance Now locations, and incremental legal and advisory fees. Charges related to store closures are primarily comprised of losses on rental merchandise, lease obligation costs, employee severance, asset disposals, and miscellaneous costs incurred as a result of the closures.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the second quarter results and other operational matters on Tuesday morning, July 31, 2018, at 8:30 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,350 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,250 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 250 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.
Forward Looking Statements
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; the occurrence of any event, change or other circumstances that could give rise to the termination of the Vintage Merger Agreement with Vintage; the inability to complete the transaction due to the failure to obtain stockholder approval for the Vintage Merger or the failure to satisfy other conditions to completion of the Vintage Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks regarding the failure of Vintage to obtain the necessary debt and/or equity financing to complete the Vintage Merger; risks relating to operations of the business and the Company’s financial results if the Vintage Merger Agreement is terminated; risks related to disruption of management’s attention from the Company's ongoing business operations due to the pending merger transaction; the effect of the announcement, pendency or consummation of the Vintage Merger on the Company’s relationships with third parties, including its employees, franchisees, customers, suppliers, business partners and vendors, which make it more difficult to maintain business and operations relationships, and negatively impact the operating results of the four core business segments and business generally; the risk that certain approvals or consents will not be received in a timely manner or that the Vintage Merger will not be consummated in a timely manner; capital market conditions, including availability of funding sources for the Company and Vintage; changes in the Company’s credit ratings; the risk of stockholder litigation in connection with the proposed merger transaction, and the impact of any adverse legal judgments, fines, penalties, injunctions or settlements thereof; difficulties encountered in improving the financial and operational performance of the Company's business segments; the Company’s ability to refinance its revolving credit facility expiring in early 2019 on favorable terms, if at all; risks associated with pricing changes and strategies being deployed in the Company's businesses; the Company's ability to realize any benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; the Company's chief executive officer transition, including the Company's ability to continue to effectively operate and execute its strategies; the Company's ability to execute its franchise strategy; failure to manage the Company's store labor and other store expenses; the Company’s ability to successfully execute its announced strategic initiatives; disruptions caused by the operation of the Company's store information management system; the Company's transition to more-readily scalable, “cloud-based” solutions; the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network, and the impact, effects and results of the changes we have made and are making to our distribution methods; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Additional Information and Where to Find It
The Company and certain of its executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from the Company's stockholders in connection with the proposed merger transaction with affiliates of Vintage Capital Management, LLC. Information regarding certain of these persons (including their beneficial ownership of the Company's common stock) is set forth in the Company's proxy statement for its 2018 annual meeting of stockholders filed on April 24, 2018 with the SEC, as well as in preliminary and definitive proxy materials, each of which can be obtained free of charge from the sources indicated below.
This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed merger of the Company will be submitted to the Company's stockholders for their consideration. In connection with the proposed transaction, the Company has filed a preliminary proxy statement, and intends to file a definitive proxy statement with the SEC in connection with the solicitation of proxies. The definitive proxy statement will be mailed to the Company's stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF RENT-A-CENTER, INC. ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by the Company with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC's website at www.sec.gov. In addition, the Company's stockholders may obtain free copies of the documents filed with the SEC through the Investor Relations Department by (a) mail at Rent-A-Center, Inc., Attention: Maureen Short, Investor Relations, 5501 Headquarters Drive, Plano TX 75024, (b) telephone at (972) 801-1899, or (c) e-mail at maureen.short@rentacenter.com. You may also read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC's website for further information on its public reference room.

Investors:
Rent-A-Center, Inc.
Maureen Short
Interim Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS (LOSS) HIGHLIGHTS - UNAUDITED

Table 3	Three Months Ended June 30,
	2018		2018	2017		2017
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$655,730		$655,730	$677,635		$677,635
Operating profit (loss)	43,640	(1)	27,151	10,231	(3)	(873)
Net earnings (loss)	25,555	(1)(2)	13,753	(596)	(3)(4)	(8,893)
Diluted earnings (loss) per common share	$0.47	(1)(2)	$0.25	$(0.01)	(3)(4)	$(0.17)
Adjusted EBITDA	$61,068		$61,068	$28,939		$28,939
Reconciliation to Adjusted EBITDA:
Earnings (loss) before income taxes	$33,036	(1)	$16,547	$(873)	(3)(4)	$(13,913)
Add back:
Other charges	—		16,489	—		11,104
Debt refinancing charges	—		—	—		1,936
Interest expense, net	10,604		10,604	11,104		11,104
Depreciation, amortization and impairment of intangibles	17,428		17,428	18,708		18,708
Adjusted EBITDA	$61,068		$61,068	$28,939		$28,939
(1) Excludes the effects of approximately $16.5 million of pre-tax charges including $7.0 million related to cost savings initiatives, $6.6 million in incremental legal and advisory fees, and $4.4 million related to store closure costs, partially offset by a $(1.5) million favorable contract termination settlement. These charges increased net earnings and net earnings per diluted share for the three months ended June 30, 2018, by approximately $10.8 million and $0.20, respectively.
(2) Excludes the effects of $1.0 million of discrete income tax adjustments.
(3) Excludes the effects of approximately $11.1 million of pre-tax charges primarily related to the closure of Acceptance Now locations, and incremental legal and advisory fees, These charges reduced net earnings and net earnings per diluted share for the three months ended June 30, 2017, by approximately $7.1 million and $0.14, respectively.
(4) Excludes the effects of $1.9 million of pre-tax debt refinancing charges reducing net earnings and net earnings per diluted share for the three months ended June 30, 2017, by approximately $1.2 million and $0.02, respectively.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 4	June 30,
(In thousands)	2018	2017
Cash and cash equivalents	$116,833	$73,831
Receivables, net	69,678	64,379
Prepaid expenses and other assets	53,566	56,363
Rental merchandise, net
On rent	640,637	706,086
Held for rent	141,660	200,223
Goodwill	56,781	55,424
Total assets	1,366,287	1,472,598

Senior debt, net	$38,031	$97,579
Senior notes, net	539,397	538,118
Total liabilities	1,097,950	1,223,801
Stockholders' equity	268,337	248,797

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) - UNAUDITED

Table 5	Three Months Ended June 30,
(In thousands, except per share data)	2018		2017
Revenues
Store
Rentals and fees	$562,403		$575,411
Merchandise sales	64,990		76,773
Installment sales	17,374		17,657
Other	2,271		2,519
Total store revenues	647,038		672,360
Franchise
Merchandise sales	4,880		3,214
Royalty income and fees	3,812		2,061
Total revenues	655,730		677,635
Cost of revenues
Store
Cost of rentals and fees	156,041		159,276
Cost of merchandise sold	65,562		77,055
Cost of installment sales	5,617		5,708
Total cost of store revenues	227,220		242,039
Franchise cost of merchandise sold	4,624		3,063
Total cost of revenues	231,844		245,102
Gross profit	423,886		432,533
Operating expenses
Store expenses
Labor	164,172		179,447
Other store expenses	156,854		177,050
General and administrative expenses	41,792		47,097
Depreciation, amortization and impairment of intangibles	17,428		18,708
Other charges	16,489	(1)	11,104	(3)
Total operating expenses	396,735		433,406
Operating profit (loss)	27,151		(873)
Debt refinancing charges	—		1,936
Interest expense	10,806		11,263
Interest income	(202)		(159)
Earnings (loss) before income taxes	16,547		(13,913)
Income tax expense (benefit)	2,794	(2)	(5,020)
Net earnings (loss)	$13,753		$(8,893)
Basic weighted average shares	53,450		53,292
Basic earnings (loss) per common share	$0.26		$(0.17)
Diluted weighted average shares	54,295		53,292
Diluted earnings (loss) per common share	$0.25		$(0.17)
(1) Includes pre-tax charges of $7.0 million related to cost savings initiatives, $6.6 million in incremental legal and advisory fees, and $4.4 million related to store closure costs, partially offset by a $(1.5) million favorable contract termination settlement.
(2) Includes $1.0 million of discrete income tax adjustments.
(3) Includes approximately $11.1 million of pre-tax charges primarily related to the closure of Acceptance Now locations, and incremental legal and advisory fees.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 6	Three Months Ended June 30,
(In thousands)	2018	2017
Revenues
Core U.S.	$455,720	$457,025
Acceptance Now	179,011	203,321
Mexico	12,307	12,014
Franchising	8,692	5,275
Total revenues	$655,730	$677,635

Table 7	Three Months Ended June 30,
(In thousands)	2018	2017
Gross profit
Core U.S.	$325,219	$318,006
Acceptance Now	86,050	103,934
Mexico	8,549	8,381
Franchising	4,068	2,212
Total gross profit	$423,886	$432,533

Table 8	Three Months Ended June 30,
(In thousands)	2018		2017
Operating profit (loss)
Core U.S.	$43,527	(1)	$30,980
Acceptance Now	29,157	(2)	18,597	(4)
Mexico	887		(41)
Franchising	1,909		1,092
Total segments	75,480		50,628
Corporate	(48,329)	(3)	(51,501)	(5)
Total operating profit (loss)	$27,151		$(873)
(1) Includes approximately $11.4 million of pre-tax charges primarily related to $7.0 million in cost savings initiatives, and $4.4 million for store closure costs.
(2) Includes approximately $0.1 million of pre-tax charges primarily related to cost savings initiatives.
(3) Includes approximately $5.0 million of pre-tax charges primarily related to $6.6 million for incremental legal and advisory fees, partially offset by credit adjustments of $(1.5) million and $(0.1) million related to a favorable contract termination settlement and cost savings initiatives, respectively.
(4) Includes approximately $7.3 million of pre-tax charges related to the closure of Acceptance Now locations.
(5) Includes approximately $3.3 million of pre-tax charges primarily related to incremental legal and advisory fees.

Table 9	Three Months Ended June 30,
(In thousands)	2018	2017
Depreciation, amortization and impairment of intangibles
Core U.S.	$6,440	$7,882
Acceptance Now	432	629
Mexico	273	526
Franchising	44	44
Total segments	7,189	9,081
Corporate	10,239	9,627
Total depreciation, amortization and impairment of intangibles	$17,428	$18,708

Table 10	Three Months Ended June 30,
(In thousands)	2018	2017
Capital expenditures
Core U.S.	$4,325	$8,600
Acceptance Now	35	612
Mexico	35	24
Total segments	4,395	9,236
Corporate	2,651	8,875
Total capital expenditures	$7,046	$18,111

Table 11	On Rent at June 30,		Held for Rent at June 30,
(In thousands)	2018	2017	2018	2017
Rental merchandise, net
Core U.S.	$377,142	$373,907	$135,563	$181,773
Acceptance Now	248,510	318,099	1,336	11,477
Mexico	14,985	14,080	4,761	6,973
Total rental merchandise, net	$640,637	$706,086	$141,660	$200,223

Table 12	June 30,
(In thousands)	2018	2017
Assets
Core U.S.	$703,499	$781,141
Acceptance Now	314,773	396,092
Mexico	27,540	33,978
Franchising	4,434	2,402
Total segments	1,050,246	1,213,613
Corporate	316,041	258,985
Total assets	$1,366,287	$1,472,598

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 13	Three Months Ended June 30, 2018
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,287	1,114	129	123	252	3,905
New location openings	—	33	1	—	4	38
Acquired locations remaining open	—	—	—	—	—	—
Conversions	—	1	(1)	—	—	—
Closed locations
Merged with existing locations	(44)	(24)	(10)	—	—	(78)
Sold or closed with no surviving location	(10)	—	—	—	(8)	(18)
Locations at end of period	2,233	1,124	119	123	248	3,847

Table 14	Three Months Ended June 30, 2017
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,453	1,389	96	131	229	4,298
New location openings	—	70	3	—	—	73
Acquired locations remaining open	—	—	—	—	—	—
Conversions	—	(8)	8	—	—	—
Closed locations
Merged with existing locations	(13)	(262)	—	—	—	(275)
Sold or closed with no surviving location	(3)	—	(1)	—	(1)	(5)
Locations at end of period	2,437	1,189	106	131	228	4,091